Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form F-1

(Form Type)

XCHG Limited

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.00001 per share	Rule 457(a)	144,900,000	US$0.20	US$28,980,000 (2)(3)	US$0.00014760	US$4,277.45
Fees Previously Paid	Equity	Class A ordinary shares, par value US$0.00001 per share	Rule 457(o)			US$50,000,000 (4)		US$7,380.00
	Total Offering Amount					US$28,980,000		US$4,277.45
	Total Fees Previously Paid							US$7,380.00
	Total Fee Offsets							N/A
	Net Fee Due							-

(1)	American depositary shares issuable upon deposit of Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6, as amended. Each American depositary share represents 40 Class A ordinary shares.

(2)	Includes (a) Class A ordinary shares represented by ADSs that may be purchased by the underwriters pursuant to their over-allotment option, and (b) all Class A ordinary shares represented by ADSs initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(4)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

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